TYSON LIFTS ANNUAL GUIDANCE TO $4.20-$4.30
AS RECORD SECOND QUARTER ADJUSTED EARNINGS INCREASE 43%

Springdale, Arkansas – May 9, 2016 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	Second Quarter		Six Months Ended
	2016	2015	2016	2015
Sales	$9,170	$9,979	$18,322	$20,796
Operating Income	704	547	1,480	1,056

Net Income	434	311	895	621
Less: Net Income (Loss) Attributable to Noncontrolling Interests	2	1	2	2
Net Income Attributable to Tyson	$432	$310	$893	$619

Net Income Per Share Attributable to Tyson	$1.10	$0.75	$2.25	$1.49

Adjusted¹ Operating Income	$704	$553	$1,480	$1,117

Adjusted¹ Net Income Per Share Attributable to Tyson	$1.07	$0.75	$2.22	$1.52
¹Adjusted operating income and adjusted net income per share attributable to Tyson are explained and reconciled to a comparable GAAP measure at the end of this release.
Second Quarter Highlights

•	Record second quarter operating income up 27% to $704 million compared to Q2'15 adjusted results

•	Record second quarter total company operating margin of 7.7%

◦	Record second quarter Chicken segment operating margin at 12.7%

◦	Record second quarter Pork segment operating margin at 11.8%

◦	Prepared Foods segment operating margin at 10.9%

•	Captured $144 million in total synergies; $67 million incremental synergies over Q2'15

•	Repurchased 6.9 million shares for $400 million, excluding shares repurchased to offset dilution from our equity compensation plan

“Our business continues to perform very well, delivering record second quarter operating income and return on sales, in what is typically the most challenging quarter of our fiscal year,” Donnie Smith, president and chief executive officer of Tyson Foods, said.
“Sales are growing in key retail product lines. The pricing and marketing investments we’ve made are paying off in increased volumes in strategic products including Hillshire Farm® smoked sausage and lunchmeat, Jimmy Dean® breakfast sausage and Ball Park® hot dogs. With a focus on the longer term, we have a three-year pipeline of innovation across all segments with exciting new product launches to keep our offerings in the retail, food service and international channels relevant to consumers.
“We’ve differentiated our chicken business by being more consumer driven, upgrading our mix, diversifying our pricing mechanisms, improving our cost structure, implementing our ‘Buy vs. Grow’ strategy and providing industry-leading quality and customer service. Because of the actions we’ve taken, and because those actions have proven to produce higher, more stable margins, we’re raising the annual normalized margin range for the Chicken segment to 9-11%.
“Solid performances by all of our segments provided strong cash flows, of which we used $400 million to repurchase 6.9 million shares during the quarter. We captured $144 million in synergies, with $67 million incremental to fiscal second quarter 2015.
“We’re in a great position, and we’re generating momentum that will take us into 2017 and beyond. We’ve produced record results in the first half of the fiscal year, and we expect continued strong performance in the second half. To reflect what we’ve accomplished and to demonstrate our confidence, we’re raising adjusted earnings guidance for fiscal 2016 to $4.20-4.30 per share.”

SEGMENT RESULTS (in millions)

Sales
(for the second quarter and six months ended April 2, 2016, and March 28, 2015)
	Second Quarter				Six Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2016	2015	Change	Change	2016	2015	Change	Change
Chicken	$2,737	$2,829	1.7%	(4.9)%	$5,373	$5,609	—%	(4.2)%
Beef	3,639	4,130	2.8%	(14.2)%	7,253	8,521	0.3%	(15.2)%
Pork	1,190	1,204	3.1%	(4.1)%	2,403	2,744	(0.7)%	(11.8)%
Prepared Foods	1,804	1,871	(0.3)%	(3.3)%	3,700	4,004	(4.0)%	(3.8)%
Other	86	222	(62.0)%	2.2%	185	527	(65.4)%	1.5%
Intersegment Sales	(286)	(277)	n/a	n/a	(592)	(609)	n/a	n/a
Total	$9,170	$9,979	(0.9)%	(7.3)%	$18,322	$20,796	(4.0)%	(8.2)%
Note: Excluding the divestiture of our Mexico chicken operation in the second quarter of fiscal 2015, total company volume increased 2.1%. Excluding the divestitures of our chicken operations in Brazil and Mexico, along with our Heinold Hog Markets business, total company volume increased 0.4% for the first six months of fiscal 2016.

Operating Income (Loss)
(for the second quarter and six months ended April 2, 2016, and March 28, 2015)
	Second Quarter				Six Months Ended
			Operating Margin				Operating Margin
	2016	2015	2016	2015	2016	2015	2016	2015
Chicken	$347	$332	12.7%	11.7%	$705	$683	13.1%	12.2%
Beef	46	(20)	1.3%	(0.5)%	117	(26)	1.6%	(0.3)%
Pork	140	99	11.8%	8.2%	298	221	12.4%	8.1%
Prepared Foods	197	160	10.9%	8.6%	404	231	10.9%	5.8%
Other	(26)	(24)	n/a	n/a	(44)	(53)	n/a	n/a
Total	$704	$547	7.7%	5.5%	$1,480	$1,056	8.1%	5.1%
Note: In the fourth quarter of fiscal 2015 we began reporting the International segment in Other due to the sale of our Mexico and Brazil chicken production operations in fiscal 2015. As a result, Other includes our foreign chicken production operations in China and India, in addition to third-party merger and integration costs. All periods presented have been reclassified to reflect this change. Chicken, Beef, Pork and Prepared Foods were not impacted by this change.
Adjusted Segment Results (in millions)

Adjusted Operating Income (Loss)
(for the second quarter and six months ended April 2, 2016, and March 28, 2015)
	Second Quarter				Six Months Ended
			Adjusted Operating Margin				Adjusted Operating Margin
	2016	2015	2016	2015	2016	2015	2016	2015
Chicken	$347	$332	12.7%	11.7%	$705	$683	13.1%	12.2%
Beef	46	(20)	1.3%	(0.5)%	117	(26)	1.6%	(0.3)%
Pork	140	99	11.8%	8.2%	298	221	12.4%	8.1%
Prepared Foods	197	157	10.9%	8.4%	404	268	10.9%	6.7%
Other	(26)	(15)	n/a	n/a	(44)	(29)	n/a	n/a
Total	$704	$553	7.7%	5.5%	$1,480	$1,117	8.1%	5.4%

Adjustments to segment results for the second quarter of fiscal 2015

•	Prepared Foods operating income was adjusted for the following:

◦	Decrease of $8 million related to the legacy Hillshire Brands Company ("Hillshire Brands") plant fire insurance proceeds (net of costs).

◦	Increase of $5 million related to merger and integration costs.

•	Other operating income was adjusted for the following:

◦	Increase of $9 million related to merger and integration costs.
Adjustments to segments results for the six months of fiscal 2015

•	Prepared Foods operating income was adjusted for the following:

◦	Increase of $28 million of costs (net of insurance proceeds) related to a legacy Hillshire Brands plant fire.

◦	Increase of $9 million related to merger and integration costs.

•	Other operating income was adjusted for the following:

◦	Increase of $24 million related to merger and integration costs.

Adjusted operating income and adjusted operating margin are presented as supplementary measures of our operating performance that are not required by, or presented in accordance with, GAAP. We use adjusted operating income and adjusted operating margin as internal performance measurements and as two criteria for evaluating our performance relative to that of our peers. We believe adjusted operating income and adjusted operating margin are meaningful to our investors to enhance their understanding of our operating performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income and adjusted operating margin. Further, we believe that adjusted operating income and adjusted operating margin are useful measures because they improve comparability of results of operations from period to period. Adjusted operating income and adjusted operating margin should not be considered as a substitute for operating income or operating margin or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income and adjusted operating margin may not be comparable to similarly titled measures reported by other companies.

Summary of Segment Results

•
Chicken - Sales volume increased in the second quarter of fiscal 2016 as a result of stronger demand for our chicken products. For the six months of fiscal 2016, sales volume was flat as demand for our chicken products was offset by optimizing mix and our buy versus grow strategy. Average sales price decreased as feed ingredient costs declined, partially offset by mix changes. Operating income increased due to improved operational execution and lower feed ingredient costs. Feed costs decreased $80 million and $140 million during the second quarter and six months of fiscal 2016, respectively.

•
Beef - Sales volume increased in the second quarter of fiscal 2016 due to an increase in live cattle processed as a result of higher fed cattle supplies. Sales volume increased for the six months of fiscal 2016 due to better demand for beef products despite a reduction in live cattle processed primarily due to the closure of our Denison, Iowa, facility in the fourth quarter of fiscal 2015. Average sales price decreased due to higher domestic availability of fed cattle supplies, which drove down livestock costs. Operating income increased due to more favorable market conditions associated with an increase in cattle supply which drove down fed cattle costs.

•
Pork - Sales volume increased in the second quarter of fiscal 2016 driven by better demand for pork products. Sales volume decreased for the six months of fiscal 2016 due to the divestiture of our Heinold Hog Markets business in the first quarter of fiscal 2015. Excluding the impact of the divestiture, our sales volume grew 3.1% driven by better demand for pork products. Live hog supplies increased, which drove down livestock cost and average sales price. Operating income increased as we maximized our revenues relative to live hog markets and due to better plant utilization associated with higher volumes.

•
Prepared Foods - Sales volume was relatively flat in the second quarter of fiscal 2016 but decreased for the six months of fiscal 2016 due to a change in sales mix in addition to the carryover effect of the 2015 turkey avian influenza occurrence into the first half of fiscal 2016. Average sales price decreased primarily due to a decline in input costs, partially offset by a change in product mix. Operating income improved due to mix changes as well as lower input costs of approximately $95 million and $220 million for the second quarter and six months of fiscal 2016, respectively. Additionally, Prepared Foods operating income was positively impacted by $111 million in synergies, of which $41 million was incremental synergies in the second quarter of fiscal 2016 above the $70 million of synergies realized in the second quarter of fiscal 2015. For the six months of fiscal 2016, Prepared Foods was positively impacted by $206 million in synergies, of which $81 million was incremental synergies in fiscal 2016 above the $125 million of synergies realized in the six months of fiscal 2015. The positive impact of these synergies to operating income were partially offset with heavy investments in innovation, new product launches and the strengthening of our brands.

Outlook
In fiscal 2016, we expect domestic protein production (chicken, beef, pork and turkey) to increase approximately 2-3% from fiscal 2015 levels and moderate export growth. As a result, increased domestic availability could pressure protein pricing. As we continue with the integration of Hillshire Brands, we expect to realize incremental synergies in excess of $200 million above the amount of synergies realized in fiscal 2015. In total, we expect synergies of more than $500 million in fiscal 2016 and more than $700 million in fiscal 2017 from the acquisition as well as our profit improvement plan for our legacy Prepared Foods business. The majority of these benefits will be realized in our Prepared Foods segment. The following is a summary of the outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, liquidity and share repurchases for fiscal 2016.

•
Chicken – USDA data shows an increase in chicken production around 2% in fiscal 2016 compared to fiscal 2015. Based on current futures prices, we expect lower feed costs in fiscal 2016 compared to fiscal 2015 of approximately $200 million. Many of our sales contracts are formula based or shorter-term in nature, but there may be a lag time for price changes to take effect. For fiscal 2016, we now believe our Chicken segment's operating margin should be more than 12%, up from our previous estimate of more than 11% and above our new normalized range of 9-11%.

•
Beef – We expect industry fed cattle supplies to increase around 1% in fiscal 2016 compared to fiscal 2015. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. For fiscal 2016, we believe our Beef segment's operating margin will be in its normalized range of 1.5-3.0%.

•	Pork – We expect industry hog supplies to increase around 2% in fiscal 2016 compared to fiscal 2015. For fiscal 2016, we believe our Pork segment's operating margin will be around 10%.

•
Prepared Foods – We expect lower raw material costs of approximately $300 million in fiscal 2016. As we continue to invest heavily in innovation, new product launches and the strengthening of our brands, we believe the operating margin of our Prepared Foods segment should be near the low-end of its normalized range of 10-12% in fiscal 2016.

•
Other – Other includes our foreign operations related to raising and processing live chickens in China and India in addition to third-party merger and integration costs. We now expect Other operating loss should increase to approximately $85 million in fiscal 2016 from our previous estimate of $70 million.

•	Sales – We believe sales will approximate $37 billion. This is down from fiscal 2015 due to declines in beef, pork and chicken prices.

•	Capital Expenditures – We expect capital expenditures to approximate $850 million for fiscal 2016.

•	Net Interest Expense – We expect net interest expense to approximate $245 million for fiscal 2016.

•	Liquidity – We expect total liquidity, which was $1.2 billion at April 2, 2016, to remain in line with our minimum liquidity target of $1.2 billion.

•
Share Repurchases – For the remainder of fiscal 2016, we expect to continue our share repurchases under our share repurchase program. As of April 2, 2016, 56.2 million shares remain authorized for repurchases. The timing and extent to which we repurchase shares will depend upon, among other things, our working capital needs, market conditions, liquidity targets, our debt obligations and regulatory requirements. During the third quarter of fiscal 2016 to date, we repurchased approximately 3 million shares for $200 million, excluding shares repurchased to offset dilution from our equity compensation plans.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015
Sales	$9,170	$9,979	$18,322	$20,796
Cost of Sales	7,987	8,990	15,938	18,851
Gross Profit	1,183	989	2,384	1,945

Selling, General and Administrative	479	442	904	889
Operating Income	704	547	1,480	1,056
Other (Income) Expense:
Interest income	(1)	(1)	(3)	(3)
Interest expense	64	71	131	148
Other, net	(3)	(6)	(4)	(7)
Total Other (Income) Expense	60	64	124	138
Income before Income Taxes	644	483	1,356	918
Income Tax Expense	210	172	461	297
Net Income	434	311	895	621
Less: Net Income (Loss) Attributable to Noncontrolling Interests	2	1	2	2
Net Income Attributable to Tyson	$432	$310	$893	$619
Weighted Average Shares Outstanding:
Class A Basic	318	334	321	335
Class B Basic	70	70	70	70
Diluted	393	415	396	416
Net Income Per Share Attributable to Tyson:
Class A Basic	$1.14	$0.78	$2.32	$1.55
Class B Basic	$1.02	$0.71	$2.11	$1.42
Diluted	$1.10	$0.75	$2.25	$1.49
Dividends Declared Per Share:
Class A	$0.150	$0.100	$0.350	$0.225
Class B	$0.135	$0.090	$0.315	$0.203

Sales Growth	(8.1)%		(11.9)%
Margins: (Percent of Sales)
Gross Profit	12.9%	9.9%	13.0%	9.4%
Operating Income	7.7%	5.5%	8.1%	5.1%
Net Income Attributable to Tyson	4.7%	3.1%	4.9%	3.0%
Effective Tax Rate	32.7%	35.6%	34.0%	32.4%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	April 2, 2016	October 3, 2015
Assets
Current Assets:
Cash and cash equivalents	$254	$688
Accounts receivable, net	1,493	1,620
Inventories	2,993	2,878
Other current assets	187	195
Total Current Assets	4,927	5,381
Net Property, Plant and Equipment	5,166	5,176
Goodwill	6,670	6,667
Intangible Assets, net	5,125	5,168
Other Assets	623	612
Total Assets	$22,511	$23,004

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$79	$715
Accounts payable	1,456	1,662
Other current liabilities	1,075	1,158
Total Current Liabilities	2,610	3,535
Long-Term Debt	6,270	6,010
Deferred Income Taxes	2,516	2,449
Other Liabilities	1,308	1,304

Total Tyson Shareholders’ Equity	9,791	9,691
Noncontrolling Interests	16	15
Total Shareholders’ Equity	9,807	9,706

Total Liabilities and Shareholders’ Equity	$22,511	$23,004

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	April 2, 2016	March 28, 2015
Cash Flows From Operating Activities:
Net income	$895	$621
Depreciation and amortization	348	347
Deferred income taxes	85	12
Other, net	18	36
Net changes in operating assets and liabilities	(241)	(208)
Cash Provided by Operating Activities	1,105	808

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(355)	(435)
Purchases of marketable securities	(22)	(17)
Proceeds from sale of marketable securities	23	15
Proceeds from sale of businesses	—	142
Other, net	2	4
Cash Used for Investing Activities	(352)	(291)

Cash Flows From Financing Activities:
Payments on debt	(673)	(715)
Borrowings on revolving credit facility	300	1,080
Payments on revolving credit facility	—	(905)
Purchases of Tyson Class A common stock	(826)	(150)
Dividends	(108)	(75)
Stock options exercised	78	34
Other, net	40	10
Cash Used for Financing Activities	(1,189)	(721)
Effect of Exchange Rate Changes on Cash	2	(11)
Decrease in Cash and Cash Equivalents	(434)	(215)
Cash and Cash Equivalents at Beginning of Year	688	438
Cash and Cash Equivalents at End of Period	$254	$223

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Six Months Ended		Fiscal Year Ended (a)	Twelve Months Ended (a)
	April 2, 2016	March 28, 2015	October 3, 2015	April 2, 2016

Net income	$895	$621	$1,224	$1,498
Less: Interest income	(3)	(3)	(9)	(9)
Add: Interest expense	131	148	293	276
Add: Income tax expense	461	297	697	861
Add: Depreciation	305	296	609	618
Add: Amortization (b)	39	46	92	85
EBITDA	$1,828	$1,405	$2,906	$3,329

Adjustments to EBITDA:
Add: China impairment	$—	—	169	169
Add: Merger and integration costs	—	33	57	24
Add: Prepared Foods network optimization impairment charges	—	—	59	59
Add: Denison plant closure	—	—	12	12
Add: Costs (insurance proceeds, net of costs) related to a legacy Hillshire Brands plant fire	—	28	(8)	(36)
Less: Gain on sale of the Mexico operation	—	—	(161)	(161)
Less: Gain on sale of equity securities	—	—	(21)	(21)
Total Adjusted EBITDA	$1,828	$1,466	$3,013	$3,375

Total gross debt			$6,725	$6,349
Less: Cash and cash equivalents			(688)	(254)
Less: Short-term investments			(2)	(3)
Total net debt			$6,035	$6,092

Ratio Calculations:
Gross debt/EBITDA			2.3x	1.9x
Net debt/EBITDA			2.1x	1.8x

Gross debt/Adjusted EBITDA			2.2x	1.9x
Net debt/Adjusted EBITDA			2.0x	1.8x

(a)	Adjusted EBITDA for fiscal year ended October 3, 2015 and twelve months ended April 2, 2016 was based on 53-weeks due to an additional week in the fourth quarter of fiscal 2015.

(b)
Excludes the amortization of debt discount expense of $4 million and $5 million for the six months ended April 2, 2016, and March 28, 2015, respectively, $10 million for the fiscal year ended October 3, 2015, and $9 million for the twelve months ended April 2, 2016, as it is included in Interest expense.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (and to Adjusted EBITDA) represents the ratio of our debt, net of cash and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.

We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, and enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which limits their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Second Quarter				Six Months Ended
	Pre-Tax Impact		EPS Impact		Pre-Tax Impact		EPS Impact
	2016	2015	2016	2015	2016	2015	2016	2015

Reported net income per share attributable to Tyson			$1.10	$0.75			$2.25	$1.49

Add: Net costs (insurance proceeds) related to a legacy Hillshire Brands plant fire	$—	$(8)	—	(0.02)	$—	$28	—	0.04

Add: Merger and integration costs	$—	$14	—	0.02	$—	$33	—	0.05

Less: Recognition of previously unrecognized tax benefit	$—	$—	(0.03)	—	$—	$—	(0.03)	(0.06)

Adjusted net income per share attributable to Tyson			$1.07	$0.75			$2.22	$1.52

Adjusted net income per share attributable to Tyson (adjusted EPS) is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use adjusted EPS as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted EPS is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted EPS. Further, we believe that adjusted EPS is a useful measure because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered as a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted EPS may not be comparable to similarly titled measures reported by other companies.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

	Second Quarter		Six Months Ended
	2016	2015	2016	2015

Reported operating income	$704	$547	$1,480	$1,056

Add: Net costs (insurance proceeds) related to a legacy Hillshire Brands plant fire	—	(8)	—	28

Add: Merger and integration costs	—	14	—	33

Adjusted operating income	$704	$553	$1,480	$1,117

Adjusted operating income is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income. Further, we believe that adjusted operating income is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income should not be considered as a substitute for operating income or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income may not be comparable to similarly titled measures reported by other companies.

Tyson Foods, Inc., with headquarters in Springdale, Arkansas, is one of the world's largest food companies with leading brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®,  Ball Park®, Wright®, Aidells® and State Fair®. It’s a recognized market leader in chicken, beef and pork as well as prepared foods, including bacon, breakfast sausage, turkey, lunchmeat, hot dogs, pizza crusts and toppings, tortillas and desserts. The company supplies retail and foodservice customers throughout the United States and approximately 130 countries. Tyson Foods was founded in 1935 by John W. Tyson, whose family has continued to lead the business with his son, Don Tyson, guiding the company for many years and grandson, John H. Tyson, serving as the current chairman of the board of directors. At October 3, 2015, the company had approximately 113,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. eastern Monday, May 9, 2016. To listen live via telephone, call 888-455-8283. International callers dial 1-210-839-8865. The pass code "Tyson Foods" will be required to join the call. If you are unable to listen to the live webcast, it will be archived for one year at http://ir.tyson.com. A telephone replay will be available through June 9, 2016 at 866-419-5481. International callers may access the replay at 1-203-369-0776. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

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Forward-Looking Statements
Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics or extreme weather; (xiv) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvi) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvii) failures or security breaches of our information technology systems; (xviii) effectiveness of advertising and marketing programs; and (xix) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the period ended October 3, 2015.

Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235